EXHIBIT 10.1
                                                                    ------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                           445 PARK AVENUE, SUITE 1028
                              NEW YORK, N.Y. 10022





                                December 20, 2006



Mr. David Kahn
380 Hempstead Avenue, Suite 5
West Hempstead, New York  10017

Dear David:

     On behalf of Network-1 Security Solutions, Inc. (the "Company"), this letter summarizes the terms upon which the Company will continue to retain your services as Chief Financial Officer of the Company.

     The Company has agreed to use your services through the year ending December 31, 2008. In consideration thereof, you shall receive the following compensation (the "Compensation"):

          (i) $6615 per month from January 1, 2007 through December 31, 2007;
     and

          (ii) $6945 per month from January 1, 2008 through December 31,
     2008.

            Subject to your execution of this letter agreement, the Company's Board of Directors has approved the issuance to you of options (the "Option") to purchase 75,000 shares of common stock, at an exercise price of $1.50 per share (equal the fair market value of the Company's Common Stock on the date of grant). The Option shall vest as follows: 30,000 shares underlying the Option shall vest immediately and the balance of 45,000 shares shall vest on a quarterly basis in equal amounts of 5,625 beginning March 31, 2007 through December 31, 2008. Notwithstanding the foregoing, upon a Change in Control of the Company (as defined below) all of the unvested shares underlying the Option shall become immediately exercisable and shall become one-hundred percent (100%) vested.

     For purposes of this letter agreement, a "Change in Control" shall mean, with respect to the Company, the occurrence of any of the following events:

     (i) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty pecent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation,
(ii) the shareholders of the Company approve a plan of complete liquidation of the Company, (iii) the Company consummates the sale or disposition of all or substantially all of its assets (other than to a subsidiary or subsidiaries) or
(iv) any other event deemed to constitute a "Change of Control" by the Board of Directors of the Company.

     As Chief Financial Officer of the Company you will continue to be responsible, among other things, for the maintenance of the books and records of the Company, the preparation of tax returns and financial statements for the Board of Directors of the Company and for required financial filings with the Securities and Exchange Commission including certifications required to be signed by you as Chief Financial Officer.

     You understand that your relationship with the Company will continue to be as an independent contractor and not as an employee. The Company may terminate this letter agreement and your services at any time for any reason. However, in the event your employment is terminated without "Good Cause" (as defined below), you shall be entitled to receive the accelerated vesting of all remaining unvested shares underlying the Option and the lesser of (i) six months month's Compensation or (ii) the remaining balance of the Compensation payable to you through December 31, 2008. A termination for "Good Cause" shall be defined as follows: (i) commission of an act constituting a felony or involving fraud, moral terpitude, theft or dishonesty which is not a felony and which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (ii) failure to perform your duties as Chief Financial Officer which, if curable, shall not have been cured with 10 days written notice from the Company, (iii) failure to follow the lawful directions of the Board of Directors of the Company, which, if curable, shall not have been cured within 10 days written notice from the Company, or (iv) your material breach of the terms of this letter agreement.

     It is a great pleasure to have you continue to serve Network-1 Security Solutions, Inc. I fully expect that you will continue to make a major contribution to the Company's success. Kindly execute below to confirm your agreement to the terms set forth herein.

                                      Sincerely,



                                      Corey M. Horowitz,
                                      Chairman and CEO



Agreed and Accepted:

-----------------------------
David C. Kahn, CPA



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Dated:  December 20, 2006